UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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WEC Energy Group, Inc.
(Name of Registrant as Specified In Its Charter)

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Beginning April 18, 2016, the following letter will be sent to certain stockholders of WEC Energy Group, Inc.

April 18, 2016

Dear WEC Energy Group Stockholder:

We are writing to ask for your support at WEC Energy Group, Inc.’s (“WEC Energy Group” or the “Company”) 2016 Annual Meeting of Stockholders in voting with the recommendations of our Board of Directors on all proposals included in our 2016 Notice of Annual Meeting of Stockholders and Proxy Statement (the “Proxy Statement”). In particular, we are requesting your support on Proposal 3, the advisory vote to approve the compensation of WEC Energy Group’s named executive officers (the “Proposal”).

In its 2016 Proxy Paper, Glass Lewis is recommending a vote against the Proposal primarily because of a perceived disconnect between pay and performance. We strongly disagree with this recommendation and believe Glass Lewis is not properly assessing our executive compensation program. We believe these supplemental materials together with our Proxy Statement explain fully how our compensation plan is strongly tied to performance and deserves your support.

Contrary to Glass Lewis, Institutional Shareholder Services (“ISS”) is recommending a vote FOR the Proposal, noting that the Company’s pay and performance are aligned at this time.

Glass Lewis raised several concerns about our executive compensation program. Below, we provide Glass Lewis’ comments and the Company’s responses.

1.              Pay for Performance: “The Company has been deficient in aligning pay with performance.”

Company Response: We strongly disagree with Glass Lewis’ conclusion. In fact, Glass Lewis notes that, “…we recognize the Company’s strong recent performance, as indicated in our pay-for-performance analysis….” We believe that our compensation program has motivated executives to drive corporate performance that is aligned with long-term stockholder interests. Evidence of this connection between pay and performance is reflected in our key results:

•                  Delivered solid earnings growth, generated strong cash flow, and increased the dividend for the 12th consecutive year. As we discussed in the Proxy Statement, legacy Wisconsin Energy Corporation achieved the highest earnings per share in its history in 2015.

•                  Delivered industry-leading total stockholder returns, and with respect to one-, three-, five-, and ten-year look backs, continued to deliver outstanding long-term results for stockholders.

•                  We Energies set new records for customer satisfaction in 2015.

•                  Achieved best overall employee safety results in legacy Wisconsin Energy Corporation history.

•                  We Energies exceeded workforce and supplier diversity targets for 2015.

The metrics that underlie the Company’s incentive compensation program measure these same financial and operational results.

2.              Vesting below Median: “Under the long-term incentive plan, executives become eligible to receive awards if the Company’s relative performance is below the 50th percentile of the designated peer group over the performance period. As such, NEO’s are rewarded even if the Company underperforms the market.”

Company Response: We disagree with the opinion that below-median performance should result in no pay-outs under our Performance Unit Plan, because such a compensation structure would place the Company at a significant disadvantage in competing for talent. Our long-term incentive awards are at risk. Performance below the 50th percentile results in award pay-outs that are substantially below target amounts. Exceptional performance results in higher payout under the Performance Unit Plan; substantially lower performance than the peer group results in no payout. All of WEC Energy Group’s peer companies provide for a below target payout of performance awards that is tied to below-median performance.

3.              Single Metric: “We believe that shareholders should be concerned that the Company uses only one performance metric under the LTI plan, as this compensation strategy may focus too much management attention on a single target. We believe measuring performance with multiple measures, rather than a single metric, serves to provide a more complete picture of corporate performance.”

Company Response: The single performance metric Glass Lewis is concerned with – total stockholder return – is the most prevalent long-term incentive metric used among large U.S. companies. The Compensation Committee balances this long-term metric with earnings per share, cash flow, and multiple operational goals, including customer satisfaction, safety, and supplier and workforce diversity, in the annual bonus plan. We believe this approach provides an appropriate balance in our overall incentive program and aligns pay with performance.

4.              STIP Goal Setting: “Although we recognize the Company’s strong recent performance, as indicated in our pay-for-performance analysis, performance under the STIP has exceeded the maximum EPS-related goal for every year since the inception of mandatory say-on-pay voting. In addition, while we recognize the inclusion of a cash flow metric for 2015, the Company achieved actual cash flow of more than triple the maximum goal under that component of the plan. While these factors do not necessarily merit particular concern, they do suggest that shareholders should examine the Company’s target-setting process.”

Company Response: Targets for the financial and operational goals are set by the Compensation Committee to promote continued year-over-year improvement. Glass Lewis has implied that the Compensation Committee has set easy goals, but the reality is that year-over-year, the Company has continued to achieve record results for earnings per share, cash flow, safety, customer service and diversity. The focus the Committee has placed on these metrics by setting goals that exceed previous year accomplishments has provided shareholders with record results. During the 5-year period since our first say-on-pay proposal was approved by stockholders in May 2011, the Company has delivered industry-leading total stockholder returns, and its stock price has increased approximately 85%.

5.                    Legacy Tax Gross-Up Provisions: “The Company is required to gross-up excise taxes incurred in connection with severance payments received by certain NEOs upon a change in control.”

Company Response: Since 2006, the Company has had a practice of NOT including any provision that requires a gross-up for excise tax in any new executive employment agreement. The Compensation Committee adopted a formal policy in December 2014 that prohibits entry into any agreement that obligates the Company to pay for any portion of the executive’s tax liability for benefits provided by the Company. The Company has a ten year history of not providing tax gross ups, but is obligated to honor employments agreements entered into prior to 2006.

6.                    Legacy Change of Control Provisions: “Shareholders should be concerned that the Company provided immediate vesting of certain equity awards upon a change in control of the Company.”

Company Response: Effective for performance units awarded on or after January 1, 2015, unvested performance units do not immediately vest unless, following a change in control, the employee’s employment with the Company is terminated by the Company without cause or by the employee for good reason, in each case prior to completion of the performance unit’s three-year performance period. This provision was specifically incorporated to address the “single trigger” vesting that previously existed.

7.                   One-Off Awards: “For the year in review, the Company granted the NEOs supplemental awards outside of its normal incentive plans. We believe shareholders should generally be wary of awards granted outside of the standard incentive schemes, as such awards have the potential to undermine the integrity of a company’s regular incentive plans, the link between pay and performance or both. We generally believe that if the existing incentive programs fail to provide adequate incentives to executives, companies should redesign their compensation programs rather than make additional grants. To this end, shareholders should also note the lack of a more meaningful explanation for the additional awards, as well as the consistent above-maximum performance under the STIP and the above-target payouts for the most recently completed LTIP cycle.”

Company Response: We provided one-time awards of restricted stock to a group of 14 individuals in connection with the consummation of our acquisition of Integrys Energy Group, Inc. on June 29, 2015. As articulated in our Compensation Discussion and Analysis, these awards were made to recognize the key role that each recipient played in the successful acquisition as well as to provide incentives to these individuals to remain with the Company. In an acquisition context, such one-time awards are common and well-respected.

Glass Lewis failed to consider the following significant accomplishments by the Company’s leadership with respect to the successful acquisition of Integrys:

•                  Successful completion of the acquisition in approximately 53 weeks from the date the transaction was announced, a record time within the utility industry for a large, complicated acquisition. During those 53 weeks, the Company obtained approvals from multiple state regulators, from federal regulators -- the Federal Energy Regulatory Commission, the U.S. Department of Justice, and the Federal Communications Commission – and from shareholders.

•                  The payment of a lower premium for Integrys compared with the next seven utility acquisitions announced following ours.1

•                  Acquisition met or exceeded the Company’s three, long-stated acquisition criteria:

o                Expected to be accretive to earnings per share in the first full calendar year of combined operations;

o                Largely credit neutral; and

o                Long-term growth prospects of the combined entity equal to or greater than the Company on a stand-alone basis.

•                  Approximately 70% increase in the Company’s rate base as a result of the acquisition, with double the capital spending expected. Rate base and capital spending drive financial results in our industry.

•                  WEC Energy Group’s stock price has increased nearly 30% since the acquisition closed on June 29, 2015.

Susan H. Martin
Executive Vice President, General Counsel and Corporate Secretary

1  Based upon the closing price of each target company’s common stock on the trading day immediately preceding the date of announcement.